Exhibit (h)(b)(14)
Participation Agreement
Exhibit B
Portfolio

Small-Cap Growth Portfolio	Health Sciences Portfolio
International Value Portfolio	Mid-Cap Equity Portfolio
Long/Short Large-Cap Portfolio	Large-Cap Growth Portfolio
International Small-Cap Portfolio	International Large-Cap Portfolio
Equity Index Portfolio	Small-Cap Value Portfolio
Mid-Cap Value Portfolio	Multi-Strategy Portfolio
Small-Cap Index Portfolio	Main Street Core Portfolio
Diversified Research Portfolio	Emerging Markets Portfolio
Equity Portfolio	Money Market Portfolio
American Funds Asset Allocation Portfolio*	High Yield Bond Portfolio
American Funds Growth Portfolio	Managed Bond Portfolio
American Funds Growth-Income Portfolio	Inflation Managed Portfolio
Large-Cap Value Portfolio	Comstock Portfolio
Technology Portfolio	Mid-Cap Growth Portfolio
Short Duration Bond Portfolio	Real Estate Portfolio
Floating Rate Loan Portfolio	Small-Cap Equity Portfolio
Diversified Bond Portfolio	Focused 30 Portfolio
Growth LT Portfolio

*	Effective February 1, 2009
Effective: January 1, 2009, agreed to and accepted by:
PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa

Name:	Howard T. Hirakawa
Title:	Vice President

PACIFIC SELECT DISTRIBUTORS, INC.

By:	/s/ Adrian S. Griggs	By:	/s/ Audrey L. Milfs

Name:	Adrian S. Griggs	Name:	Audrey L. Milfs
Title:	Chief Executive Officer and Chief Financial Officer	Title:	Vice President and Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Audrey L. Milfs

Name:	Howard T. Hirakawa	Name:	Audrey L. Milfs
Title:	Vice President, Fund Advisor Operations	Title:	Vice President and Secretary

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	President and Chief Executive Officer	Title:	Vice President and Secretary

PACIFIC LIFE & ANNUITY COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	President and Chief Executive Officer	Title:	Vice President and Secretary